As Filed with the Securities and Exchange Commission on July 15, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Arlington Asset Investment Corp.

(Exact name of registrant as specified in its charter)

Virginia	54-1873198
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1001 Nineteenth Street North

Arlington, VA 22209

(703) 373-0200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Arlington Asset Investment Corp. 2014 Long-Term Incentive Plan

(Full title of the plan)

Kurt R. Harrington

1001 Nineteenth Street North

Arlington, VA 22209

(703) 373-0200

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

S. Gregory Cope, Esq.
Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219
(804) 788-8388
(804) 343-4833 (Facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☒
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Class A Common Stock, $0.01 par value per share	2,000,000 shares	$26.88	$53,760,000	$6,925
Preferred Stock Purchase Rights(3)

(1)	Represents shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), of Arlington Asset Investment Corp. (the “Company”) issuable pursuant to the Company’s 2014 Long-Term Incentive Plan (the “Plan”). Pursuant to Rule 416 under the Securities Exchange Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Class A Common Stock that may become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.

(2)	Calculated in accordance with Rule 457(c) and (h) under the Securities Act on the basis of $26.88 per share, which was the average of the high and the low prices of the Company’s Class A Common Stock reported on the New York Stock Exchange on July 14, 2014.

(3)	The preferred stock purchase rights are attached to and traded with the shares of Class A Common Stock being registered hereunder. The value attributable to the preferred stock purchase rights, if any, is reflected in the value attributable to the Class A Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.          Plan Information.

The documents constituting Part I of this registration statement will be sent or given to participants in the Arlington Asset Investment Corp. 2014 Long-Term Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.          Registrant Information and Employee Plan Annual Information.

Upon written or oral request, Arlington Asset Investment Corp. (the “Company” or the “registrant”) will provide participants, without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this registration statement, which documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Request for such documents should be directed to Arlington Asset Investment Corp., 1001 Nineteenth Street North, Arlington, Virginia 22209, Attention: Corporate Secretary, telephone number (703) 373-0200.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference and made a part hereof:

1.          the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Commission on February 10, 2014;

2.          the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the Commission on May 2, 2014;

3.           the information specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 from the Company’s Definitive Proxy Statement on Schedule 14A filed on April 9, 2014;

4.          the Company’s Current Reports on Form 8-K filed with the Commission on January 22, 2014, February 25, 2014 (solely with respect to Item 8.01 thereto), March 28, 2014, June 11, 2014 (solely with respect to Item 5.02 thereto), and June 13, 2014 (solely with respect to Item 5.07 thereto); and

5.          the description of the Company’s Class A Common Stock contained in the Company’s Registration Statement on Form S-4 filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on December 6, 2002, as amended on January 15, 2003, February 7, 2003 and February 26, 2003, as updated by the description of our rights to purchase Series A Junior Preferred Stock contained in our Registration Statement on Form 8-A filed with the SEC on June 5, 2009, and as updated by the description of our Class A Common Stock contained in our Registration Statement on Form S-3 filed with the SEC on January 22, 2014.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.          Description of Securities.

Not applicable.

Item 5.          Interests of Named Experts and Counsel.

Not applicable.

Item 6.          Indemnification of Directors and Officers.

The Virginia Stock Corporation Act permits a Virginia corporation to include in its articles of incorporation a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The Company’s articles of incorporation contain such a provision.

The Company’s articles of incorporation require the Company to indemnify (and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding involving) (a) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Company or brought by or on behalf of shareholders of the Company, by reason of the fact that he is or was a director or officer of the Company, or (b) any director or officer who is or was serving at the request of the Company as a director, trustee, partner, member or officer of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan, or other enterprise, against any liability incurred by him in connection with such proceeding if his conduct in question was in the best interests of the Company and he was acting on behalf of the Company or performing services for the Company unless he engaged in willful misconduct or a knowing violation of the criminal law. The Virginia Stock Corporation Act requires a corporation (unless its articles of incorporation provide otherwise, which the Company’s articles of incorporation do not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

The Virginia Stock Corporation Act permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, when conducting themselves in good faith, unless it is established that (a) in their official capacities, they did not believe they acted in the best interests of the corporation, (b) in their non-official capacities, they acted against the best interests of the corporation or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the Virginia Stock Corporation Act, a Virginia corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that the director or officer was judged liable to the corporation or that the director or officer received improper benefit. In addition, the Virginia Stock Corporation Act permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met, unless the individuals making advances know that the information in clause (a) or (b) above is false.

The Company has entered into indemnification agreements with certain of its current and former directors and officers under which the Company is generally required to indemnify them against liability incurred by them in connection with any action or proceeding to which they are or may be made a party by reason of their service in those or other capacities, if the conduct in question was in our best interests and the person was conducting themselves in good faith (subject to certain exceptions, including liabilities arising from willful misconduct, a knowing violation of the criminal law or receipt of an improper benefit.

Item 7.          Exemption From Registration Claimed.

Not applicable.

Item 8.          Exhibits.

Exhibit No.	Description
4.1	Form of Certificate for Class A Common Stock (incorporated by reference to Exhibit 4.01 of the Annual Report on Form 10-K filed with the SEC on February 24, 2010).
4.2	Shareholder Rights Agreement, dated June 5, 2009 (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the SEC on June 5, 2009).
5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered.*
10.1	Arlington Asset Investment Corp. 2014 Long-Term Incentive Plan.*
10.2	Form of Restricted Stock Unit Agreement under Arlington Asset Investment Corp. 2014 Long-Term Incentive Plan.*
10.3	Form of Restricted Stock Award Agreement under Arlington Asset Investment Corp. 2014 Long-Term Incentive Plan.*
10.4	Form of Performance Share Unit Award Agreement under Arlington Asset Investment Corp. 2014 Long-Term Incentive Plan.*
23.1	Consent of Hunton & Williams LLP (included in Exhibit 5.1).*
23.2	Consent of PricewaterhouseCoopers LLP.*
24.1	Power of Attorney (included on signature page).*

* Filed herewith.

Item 9.	Undertakings.

(a)          The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Arlington, Virginia, on July 15, 2014.

ARLINGTON ASSET INVESTMENT CORP.

By:	/s/ Kurt R. Harrington
Name:	Kurt R. Harrington
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints J. Rock Tonkel, Jr. and Kurt R. Harrington and each of them, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric F. Billings	Executive Chairman of the Board	July 15, 2014
Eric F. Billings	and Director

/s/ J. Rock Tonkel, Jr.	President, Chief Executive Officer and Director	July 15, 2014
J. Rock Tonkel, Jr.	(Principal Executive Officer)

/s/ Kurt R. Harrington	Executive Vice President and Chief	July 15, 2014
Kurt R. Harrington	Financial Officer
(Principal Financial and Accounting Officer)

/s/ Daniel J. Altobello	Director	July 15, 2014
Daniel J. Altobello

/s/ Daniel E. Berce	Director	July 15, 2014
Daniel E. Berce

/s/ David W. Faeder	Director	July 15, 2014
David W. Faeder

/s/ Peter A. Gallagher	Director	July 15, 2014
Peter A. Gallagher

/s/ Ralph S. Michael III	Director	July 15, 2014
Ralph S. Michael III

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Certificate for Class A Common Stock (incorporated by reference to Exhibit 4.01 of the Annual Report on Form 10-K filed with the SEC on February 24, 2010).
4.2	Shareholder Rights Agreement, dated June 5, 2009 (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the SEC on June 5, 2009).
5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered.*
10.1	Arlington Asset Investment Corp. 2014 Long-Term Incentive Plan.*
10.2	Form of Restricted Stock Unit Agreement under Arlington Asset Investment Corp. 2014 Long-Term Incentive Plan.*
10.3	Form of Restricted Stock Award Agreement under Arlington Asset Investment Corp. 2014 Long-Term Incentive Plan.*
10.4	Form of Performance Share Unit Award Agreement under Arlington Asset Investment Corp. 2014 Long-Term Incentive Plan.*
23.1	Consent of Hunton & Williams LLP (included in Exhibit 5.1).*
23.2	Consent of PricewaterhouseCoopers LLP.*
24.1	Power of Attorney (included on signature page).*

* Filed herewith.